THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
RGR - Q3 2014 Sturm Ruger & Co Inc Earnings Call

EVENT DATE/TIME: OCTOBER 30, 2014 / 01:00PM GMT

CORPORATE PARTICIPANTS

Michael Fifer Sturm Ruger & Co Inc - President & CEO

Kevin Reid Sturm Ruger & Co Inc - General Counsel

CONFERENCE CALL PARTICIPANTS

Brian Rafn Morgan Dempsey Capital Management - Analyst

Andrea James Dougherty and Company - Analyst

Brian Ruttenbur CRT Capital - Analyst

Scott Hamann KeyBanc Capital Markets - Analyst

Colin Merrin Aberdale - Analyst

Matt Sullivan Fiduciary Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the third-quarter 2014 Sturm Ruger Earnings conference call. My name is Glenn and I will be your event manager for today.

(Operator Instructions)

As a reminder this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Michael Fifer. Please proceed sir.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Thank you. Welcome to the Sturm Ruger and Company third-quarter 2014 conference call. I'd like to ask Kevin Reid, our General Counsel to read the caution on forward-looking statements which will be followed by an overview of the third quarter and then we'll get into your questions. Kevin?

Kevin Reid - Sturm Ruger & Co Inc - General Counsel

Thanks, Mike. We want to remind everyone that statements made in the course of this meeting that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's reports on form 10-K for the year ended December 31, 2013 and form 10-Q for the quarter ended September 27, 2014. Copies of these documents may be obtained by contacting the Company or the SEC or the Company website at www.Ruger.com/corporate or, of course, at the SEC website at www.SEC.gov.

We reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our form 10-K for the year ended December 31, 2013 and our form 10-Q for the quarter ended September 27, 2014 which are also posted on our website. Furthermore, the Company disclaims all responsibility to update forward-looking statements. Mike?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Thank you, Kevin. At our last investor conference call on July 30, 2014, I told you that we had experienced a 31% decline in estimated sell through of our products from the independent distributors to the retailers in the second quarter of 2014. This downturn turn in sell through accelerated during the third quarter and I want to update you on the major factors involved in that downturn and the actions we have taken to position the Company for recovery.

For the third quarter of 2014, net sales were $98.3 million and fully diluted earnings were $0.34 a share. For the corresponding period in 2013, net sales were $170.9 million and fully diluted earnings were $1.44 per share. For the first nine months of 2014 net sales were $421.9 million and fully diluted earnings were $2.69 per share. For the corresponding period in 2013, net sales were $506.4 million and fully diluted earnings were $4.25 per share.

Demand, our sales decreased 43% year-over-year and the estimated sell through from the independent distributors to retail decreased 44% year-over-year. During this period, consumer demand appeared to decrease only 3% year-over-year as indicated by NICS background checks. We believe there are several reasons why the Company's sales and sell through decreased more than NICS checks year-over-year in the third quarter.

With the slowdown in consumer demand, we believe many retailers felt fully stocked and were buying fewer firearms than they were selling in the third quarter in an effort to reduce their inventories and generate cash. By itself, that does not necessarily mean that the Company lost any market share.

At our last investor conference call, I also told you that most of our competitors were engaging in aggressive price discounting while we maintained our price discipline. This continued through the third quarter. Even though many retailers were curtailing their overall purchases some of these discounts were too attractive to ignore and many retailers responded to that.

Maintaining absolute price discipline, both in the price charged to independent wholesalers and in unilaterally setting the minimum price they can in turn charge retailers, is an important element of how the Company goes to market. As a result, the independent wholesale distributors enjoy better than average margins on the Company's products and both distributors and retailers have confidence that their inventory of the Company's products will not be devalued, which substantially lowers the risk of carrying it.

As in the second quarter, the Company maintained price discipline through the third quarter in spite of the continued heavy discounting by competitors. This action very likely resulted in a loss of market share, especially at our largest national chain accounts. We expect, and have been told by certain retailers, that the loss of market share will be temporary and will reverse itself when the aggressive price discounting slows down.

New product introductions are an important driver of demand regardless of the political environment with a level of competitors discounting. The Company is committed to developing and introducing innovative new products and growth segments for our market and this is a key part of our strategy.

Early in the third quarter of 2014, we launched the LC9s pistol, an improved striker fire replacement for the popular LC9. The new firearm was well received in the marketplace and initial results were satisfactory with the new firearms stopping the decline in demand for the LC9 platform. Late in the third quarter, the new AR556 modern sporting rifle was launched. The quantities of AR556 shipped in the third quarter were too small to have much impact on the quarter's results but the rifle was well received in the marketplace and should result in incremental sales for the Company going forward.

Our earnings decreased 76% and our EBITDA decreased 61% from the third quarter of 2013. The biggest driver of reduced operating margins was the significant decrease in sales of both firearms and firearms accessories. The next biggest driver of reduced operating margins was the deleveraging of fixed costs including depreciation, indirect labor, engineering, and product development costs.

The Company consciously did not make material cuts to non-personnel overhead in the third quarter with the expectation that this downturn would be relatively short-lived, no more than one year, and that the Company will be better positioned thereafter when the market conditions improve. As a result, non-personnel overhead was high relative to third-quarter revenues, primarily driven by deleveraging of fixed costs and the equipping of new production lines for new products expected in the coming year.

A consequence of price discipline is that there is no pressure relief when distributors have sufficient inventory but demand continues to decline. The only relief is to cut production levels. The Company continued to cut production levels ever more aggressively during the third quarter as it became evident that there was no improvement in demand. In aggregate, the Company cut total unit production by 36% year-over-year for the third quarter.

As cuts and production levels lagged the declines in demand through much of the year, inventory levels rose at the Company. We believe that inventory levels of the Company's products at the independent distributors and at the company are now adequate and are working to keep production rates close to the rates of estimated distributor sell through of the Company's products to retail. At the end of the third quarter, production levels were approximately 5,750 units per day, a rate of approximately 1.4 million units per year.

As estimated unit sell through decreased, the Company managed its labor force by limiting the hiring of new employees, reducing overtime hours and allowing attrition to reduce its total employee base. The Company's compensation structure includes a significant performance-based incentive compensation component which allows for a more rapid reduction in labor cost.

For reference, in 2013, performance-based incentive compensation comprised at least 25% of individual employee compensation. For the three and nine months ended September 27, 2014, there has been 89% and 50% reductions in total profit sharing and performance-based incentive compensation, respectively, from the comparable prior year periods.

Cash provided by operating activities was $31 million for the third quarter of 2014, which was little changed from the results through the second quarter. The primary reasons were a decreased profitability and an increase in inventory, as described previously. At September 27, 2014, our cash totaled $28.1 million. Our current ratio was 2.7 to 1. Our accounts receivable balance was 98% current and we had no debt.

In the first nine months of 2014, capital expenditures totaled $28.7 million with $18.8 million of it directly related to tooling and equipment for new product introductions and $9.9 million of it for upgrading and modernizing manufacturing equipment and facilities infrastructure. We expect to invest approximately $40 million on capital expenditures during 2014 as we continue to prioritize new product development.

The Company previously disclosed that it expects to terminate its frozen defined benefit pension plans in the fourth quarter of 2014. The settlement and termination of the frozen pension plans are expected to result in a pretax cash payment of approximately $8 million and an income statement expense of approximately $40 million in the fourth quarter of 2014.

In the first nine months of 2014, the Company returned $28.7 million to its shareholders through the payment of dividends. For the third quarter of 2014, the Company has declared a dividend of $0.14 per share for shareholders of record as of November 12, 2014, payable on November 26, 2014.

Early in the third quarter, the Company expanded the $25 million that remained authorized and available for share repurchases to $100 million. As previously stated, this was done to position the Company to take advantage of any overreaction in the stock price as the Company went through the slowdown in demand.

We believe that stock repurchases are attractive to the Company’s shareholders when the stock is trading at price-to-earnings multiples that seem to be below historical averages for the Company. Such a scenario could happen for any number of reasons including, potentially, one where the Company is more optimistic than the investment community about the long-term outlook for the business. Currently, 19.4 million shares remain outstanding and the Company did not repurchase any shares during the third quarter of 2014.

In recent years, we have benefited from price discipline and ability to deliver exciting new products on a regular basis and aggressive expansion of our manufacturing base. However, the ongoing decline in demand, exacerbated by an environment of extreme price-cutting by competitors and the Company's delayed new product launches, culminated in disappointing quarterly results. However, it's just the quarter. Nothing is broken.

It's encouraging also to note, that year-over-year NICS background check numbers appear to be stabilizing. That may be the earliest indication that consumers are starting to come back and could mean that the new normal levels of business may be similar to the 2012 levels. And the long-term trend appears to be one of growth as research published by the National Shooting Sports Foundation has indicated that many new, younger and more diverse shooters are entering the firearms market. Many of them will realize just how much fun shooting is. I think the market will grow over the long term.

For now, if the market is starting to stabilize, there will still be some lag in time before retailers get comfortable with their inventories and start purchasing at the same rate that they are selling firearms. And then, there will be yet more lag time before the independent distributors do the same with ordering from manufacturers. Compounding this, will be the excess capacity that was built up across the industry in 2013. The recovery for the Company may take longer than any of us would like.

Our strategy is to use new product introductions to spur demand and to adopt lean methodologies throughout the business to enable us to more efficiently fulfill that demand. It has helped us grow the business from $144 million in firearm sales in 2007 to $679 million in firearm sales in 2013 and increase earnings from $0.46 per share to $5.58 per share in the same period of time.

Since we reinstated the dividend in 2009, we have returned $173 million to shareholders in the form of dividends, $10.45 per share in aggregate. We have also repurchased $63 million of the Company's shares at favorable prices and reinvested $180 million back into the Company. All of this was funded with cash from operations and we have no debt.

In my shareholder letter of October, 2007, I outlined our strategy and said: I'm optimistic that Ruger can grow and prosper but the transformation will take time and progress will not always be smooth. Sometimes it will follow the old adage, two steps forward and one step back.

All of us at Ruger are disappointed by the results of the third quarter. But we remain focused on executing our strategy and delivering enhanced shareholder value over time. Ruger has a popular brand, a strong balance sheet, hard-working dedicated employees and an experienced and engaged Board of Directors. Our strategy has worked well in the past and we will remain confident that it will prevail over the long term as well.

Those are the highlights of the third quarter. And now I'd like to respond to your questions related to the third-quarter results and the market conditions we observed during the third quarter. Please do not ask forward-looking questions as I do not know anything more about the future than any of you do. Operator, can we please have the first question?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Brian Rafn, Morgan Dempsey Capital Market

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Good morning, Mike.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Morning.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Give me a sense with inventories being up about a little over $24 million. You talked in the past about building a $15 million safety stock. Can we come to the conclusion that you are there or would there be units or specific gun models where you might still be building inventory?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

The answer is, yes, to both. In aggregate, we're there. I'm comfortable with our level of inventory and I'm comfortable with the level of the distributors' inventory. We asked them year ago at the NASGW, The National Association of Sporting Goods Wholesaler Show, where we meet with all the distributors in a short two or three day period, to raise their inventory levels significantly.

They had been enjoying as much at one point as 30 turns and we thought that a number closer to six turns was the appropriate level and I'd say by and large, all of them have met that goal. We've also for years talked about adding about $15 million of inventory to Ruger and could never get there. We could never catch up. And then we made a little bit of progress through Q2. And at the end of Q2 I said I thought we'd add at least another $10 million. Well, now we've added a little bit more than that and I'm pretty comfortable with Ruger's inventory.

In the aggregate there are, obviously, still some small areas of the business where they never rose during the big surge. Take for example, a large frame double-action revolver and they never slowed down when the surge was over. So I haven't built any meaningful inventory of products like that that were largely unaffected.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

There are minor areas but mostly we're quite pleased.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Mike, talk a little bit about, you mentioned a little bit about how new product introduction has spurred. We were running in some cases between 28% and 36% on your trailing 12-month. Last couple of quarters 17% to 18%. I know you're very careful about having products that are ready for the markets. What do you see from the standpoint in your pipeline going forward the next 12 to 18 months, as far as new product introductions?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I liked your question until you put a time limit on it. The pipeline is quite full, we're very pleased with it. We have more projects than we can staff. We've got a bunch of great projects in the waiting list, and it's been a very frustrating experience trying to get them out on schedule. I don't think I have a project that's less than a year overdue. I can't tell you when their coming, but boy, we got a lot of them.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay, that's fair. You talked a little bit about being very measured, Mike, relative to hiring and staffing levels. Per your last comments, given the fact that you probably still could use some engineers, would you be selectively still in the market for design engineers?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Yes.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. And then as you look at -- how do you look at, given the slowdown, how do you look at building out demand in manufacturing platform? Does that affect at all, dual lines going in or staffing or anything or allocating resources?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I think we're on plan with Mayoden and that plan has continued growth here. For example, we started with the rimfire line, and we're quite pleased with that, and then completely new product, the AR556. We've decided to move the SR556 line down here, not because it wasn't doing fine in Newport, but because we need space in Newport for new products that those resident engineers are developing there, and we've got the space in Mayoden. We've got a product development team working down here in Mayoden, and I expect it to continue growing. I'm very pleased with it.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. I'll just ask one more and get back in line, because I know there's a lot of people left. Give me a sense of what kind of shifts would you be running at Newport and Prescott and Mayoden versus where you might have been at peek production, say back in 2013?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

By and large, the plants run two shifts of machining, per day and typically one shift of assembly, per day. And that's the thing. It hasn't changed in that macro regard. But what has changed is that instead of trying to run 20 plus hours a day and then at some times we were running closer to 23 hours a day, we're much closer to 16 hours a day now.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Thanks, Mike

Operator

Andrea James, Dougherty & Company

Andrea James - Dougherty and Company - Analyst

Hi, thanks for taking my questions.

Your competitors, they’re not only discounting but it also seems their placing inventory and not asking for the cash right away. Like, here, take these now, you can pay us in January. It doesn't look like you're doing that, obviously, according to the receivables. So Mike, can you just explain your philosophy behind not participating in the discounting and not doing all this buy now pay later?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Yes. When a retailer goes to buy product, if it's Ruger, he can just call any distributor and be fairly sure that he's getting a good fair price and it won't really vary much from distributor to distributor because we have unilaterally set the minimum distributor resale price. And, most of the distributors, frankly, don't vary from that. So, the retailer, all he's trying to do is find out who has the product when it's in demand, or whoever he likes to do business with the most, or where ever he has the best credit line and he can just buy the product. There's not a lot of work put into it.

But if he goes to buy another product, he's quite worried from another brand, because what's the best deal? Do I have to call five distributors to find out what the deal is, or if he's a member of the buying group, which is a better deal? The buying group deal or the distributor deal? If I buy it this week which is a lot better price than last week, what the heck is it going to be next week? Maybe I should hold off.

So they have to put a lot more work into it. There's a lot more worry. There's a lot more anxiety about the inventory they brought in last week being devalued, and they don't have that problem with Ruger. They really don't mind bringing in Ruger inventory but that doesn't prevent them from biting at a super sweet deal. When one of the big competitors throws product out there at 40% off, a guy feels pretty compelled to buy some of it to dollar cost average his inventory down to a lower price so he can stay competitive.

And if he's cut, for example, if -- let's make up some numbers. If he's spending $100 a month buying new product and he's selling $200 a month and he's trying to get his inventory down, well that $100 may not be fairly distributed amongst all the brands at the same ratio at which he's selling. He might focus all that $100 towards the sweet deal that just showed up in the flyer last night.

We're in this for the long haul and we think that protecting these guys through the downturn will resonate with them in the years to come. They'll realize they never once got screwed by Ruger on inventory they bought. They don't have to be afraid of buying Ruger. They know Ruger's going to come out with more new products as time goes on. It's usually one of the more popular lines. It may not be able to compete that day with some special 40% off deal, but for the long haul, Ruger is one of their main horses.

And I think that's worth preserving. You can only screw it up once and it will take you years to ever get back that trust. We've got the trust. We're not going to just toss it out the window for one or two quarters.

Andrea James - Dougherty and Company - Analyst

That's very helpful. Thank you. Just one more, do you expect to change your dividend strategy? It is sort of rare, isn't it do a variable dividend and I'm just wondering if you just anticipate going that road for the near first future.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

No, I don't anticipate changing it and I'm frankly surprised that more big companies haven't adopted it, because it sure makes a lot of sense. Let's go back to when we started the dividend. Back in the first quarter of 2009, and I think, at the time we figured the dividend we could pay reasonably after forecasting our cash flows and needs, was about $0.06 a share. And had we done that and acted like most companies, no matter how good our results grew we maybe raised it $0.01 a share per year or every other year. So maybe it would be a whopping $0.10 a share by now or $0.12 a share.

Well, that dividend has gone up pretty high per quarter. Even last quarter, which was a very disappointing quarter, second quarter, was about $0.45 a share. In this quarter, it's $0.14 a share. So, it's still quite a bit more than had we started at $0.06 and done it the old-fashioned way. And, of course, over the years, there have been some spectacular quarters up in that $0.50 plus per share. Since 2009, we've dividended out $10.45 per share and it probably would only been a couple of bucks or less if we'd started at $0.06. I think it's a really great program and more companies owe it to the shareholders to adopt it.

Andrea James - Dougherty and Company - Analyst

Thank you. Appreciate it.

Operator

Brian Ruttenbur, CRT Capital

Brian Ruttenbur - CRT Capital - Analyst

Great, thank you very much. A couple of quick questions. In terms of cash, you mentioned $28 million in cash and then there's going to be, I just want to understand, for the fourth quarter there's going to be an $8 million pretax charge for termination of the pension. Is that correct?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

That is correct.

Brian Ruttenbur - CRT Capital - Analyst

Okay great. And then there's going to be a $40 million non-cash charge. Is that correct, that will show up on the income statement?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Let me try to clarify a little bit. The pretax cash payment to make up the shortfall between the plan assets and what's required to pay out all the lump sums and what's required to buy all the annuities to replace the pension obligations, that cash shortfall is about $8 million. And there'll be some modest tax benefit to that.

There's also, due to the joy of pension accounting, there is about $20 million of other comprehensive loss on our balance sheet. And then we've got to take in aggregate between the $8 million charge and the various other pension accounting charges, a total of about $40 million has to pass through the P&L, of which about $20 million or $21 million will actually affect equity. Because remember $19 million's already sitting out there on the balance sheet.

It's really complex stuff. When we get to the end of the fourth quarter, I'll have a great explanation for all of you. But the things to remember are, consumption of cash is about $8 million before the tax benefit. Running through the P&L in the fourth quarter, is about $40 million and the impact on equity is about $21 million. Those are orders of magnitude, not precise numbers. And I'll give you a great explanation 90 days from now, but it's not really worth spending a lot of time on right now

Brian Ruttenbur - CRT Capital - Analyst

Okay. Would those show up in G&A, down at interest or where -- are you going to have a whole separate line item? Just trying to figure out where you're going to show up all that $40 million.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Will be in G&A, but it will be a separate line item because it essentially is a one-time event. And you've got to remember, the pay back on this is very good. We're spending about $4 million a year in cash right now maintaining the pension. So, to spend $8 million to make it go away for all time, that's a pretty good deal. Even I can do the net present value on that.

Brian Ruttenbur - CRT Capital - Analyst

Okay, very good. That's helpful. Then in terms of the share repurchase, you have, I just want to clarify, you had the full $100 million still authorized. Is that correct?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

That is correct.

Brian Ruttenbur - CRT Capital - Analyst

Okay. So you haven't repurchased any shares to date. What have been the historical dip multiples that are attractive to you?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I don't believe we've ever given that information. You could go back and do the research for when we did buy and figure it out. And we haven't disclosed that. We're not about to disclose that now, I think.

The key here is that we think that when the company is selling at anywhere near a historical trading averages, which is very easy for you to figure out, that the company should sit on the sideline and let the market determine the price and the activity. No shareholder wanting to buy shares have to compete with the company at that point.

But if it drops below that, especially if it drops meaningfully below that, which frankly didn't happen after the second-quarter results were announced, much to my surprise. If it drops now to something meaningfully below our normal trading averages and -- differences are what make markets. We may have a different opinion about the future than some shareholders do. That may provide an opportunity for us to go out and buy some shares. We will see. Time will tell.

Brian Ruttenbur - CRT Capital - Analyst

Okay. Next question is, how would you fund a repurchase program? You've only got, let's call it $20 million of cash ex the termination of pension. I'm sure you're you'll generate some cash in the fourth quarter. Are you willing to use debt?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Yes.

Brian Ruttenbur - CRT Capital - Analyst

So you're willing to lever up. Have you levered up in the past? I think the last time you did a major repurchase was 2007, is that right?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

We have never borrowed money to repurchase shares.

Brian Ruttenbur - CRT Capital - Analyst

But, you're willing to, going forward?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Yes.

Brian Ruttenbur - CRT Capital - Analyst

Okay, and then last question. Do you see gross margins recovering from these levels? I think you had a dip back in 2007 that was 17% to18% in the third quarter of 2007, which was trough gross margins and you've reported around the 24% gross margin level. You see a recovery from these levels?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I believe that it's reasonable to expect as our volume returns that it will be less than the current deleveraging. And that whatever the opposite of that is, and the margins will start to improve. It's also, for those of you who have been listening to my annual meeting talks and things over the years, you will remember early on I said that for a company that does this kind of manufacturing, it pours hot metal, it cuts metal, cuts wood, assembles in the United States, if you can over the long-term average 15% operating margins, you're really doing an outstanding job.

For a long time now, we've actually been operating in the twenties. Frankly, much to my surprise as much as to yours. Even now, when we're having what to us is an exceptionally disappointing quarter, our operating margin is still 10% and our EBITDA margin is still 19%. Most companies in America would be pretty proud of those numbers whereas, we're upset and disappointed by them. You can be pretty sure we're going to work doggone hard to get them back up to our comfort zone.

Brian Ruttenbur - CRT Capital - Analyst

Okay. This is where I'm a bit perplexed and maybe you could help me a little bit on the gross margins. I'm try to figure out if we've seen the dip here or we're still expecting a dip going forward in terms of fourth-quarter, first-quarter on the gross margin side. Is this is our baseline for, at least, margins?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I think, to answer that question, you have to know what volume is going to be in the fourth quarter and I don't know that any more than you know that. Neither one of us has an idea. We'll both have to do channel checks and see what happens.

But, as I've said before, we are trying to manage our direct labor and indirect labor and all our compensation expense. Those are very variable and we're trying to manage those. But the non-personnel expenses and the base pay portion of the fixed labor, we're not screwing with that. We're not cutting. We are not cutting, it's as simple as that.

We're maintaining our infrastructure to grow the Company. I'd rather add engineers then cut them at this point. We're investing in new product development. We're keeping this thing going because I think that this is a reasonably predictable slowdown. It hit us more than we expected. It certainly hit us far more than we got hit during the 2009, 2010 slowdown following the post-election surge. The big difference that I observed between now and then, is that back then, the competitors didn't panic. Didn't do the wild price cutting that we've observed this year.

That's the significant difference. That's what's caused the demand from the distributors to us to come down 43%. And I think that will relieve itself. I mean go back to some of the comments I made about the market. The difference in year-over-year NICS checks is really declining significantly. If you look at NICS checks quarter-by-quarter, you'll see a pattern emerging here that looks an awful lot like historical patterns where NICS in the third quarter are quite a bit higher than NICS in the second quarter. The absolute numbers appeared to look like 2012 numbers. They're very close.

If that's what the consumer base is doing, if that's actually a representative of number for what they are doing then boy, I think that's great news. 2013 was an anomaly on the high side. 2014 is an anomaly on the low side. The consumer, quite potentially, is right back at the game again. And that just means all we got to do is burn off the excess inventory in the channel and at some point our competitors who are, a number of them offering 40% off, well, that's their entire standard gross margin.

All they’re doing is trading inventory for cash. They’re not making a dime. And if they do that then they're not going to be able to service their debt. They're not going to be able to invest for the future. They can't keep up with that forever. At some point they're going to have to cut production just as we have cut production and then the whole thing comes back to normal pretty quickly after that.

When they'll do that, I don't know. I'm impressed that they could keep up these discounts for two full quarters and into the current quarter. They're still doing it. I'm impressed but I don't think they can do it forever. I mean it just doesn't make any economic sense.

Brian Ruttenbur - CRT Capital - Analyst

Last question. I know I said that the last one was the last question but can you point fingers for us on who the competitors that are doing this?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

No, but you can easily do channel checks. Call your favorite retailers and wholesalers and you'll find out.

Brian Ruttenbur - CRT Capital - Analyst

Thank you

Operator

Scott Hamann, KeyBanc Capital Markets

Scott Hamann - KeyBanc Capital Markets - Analyst

Yes, thanks. Good morning. Just a question, Mike, on the NICS and the retail backdrop out there. It seems like there's been maybe a little bit of a divergence from what we're hearing between actual new gun sales in the retail channel versus what the NICS are reporting which includes used. Is there any color that you can give us? Maybe even anecdotally as to whether you're seeing more of an uptick in used and maybe NICS isn't the right proxy for us to look at in terms of new gun demand as it relates to you?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

In the 2009, 2010 slowdown, we heard anecdotally that a lot of new-in-box guns came back and were sold as used guns. And so the retailers were enjoying the sale they just weren't sourcing the product brand new from the manufacturers. We have not heard that this time. Which doesn't mean it's going on or not going on, we just haven't heard it this time.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay, and there's been some commentary in the channel and from some of the retailers that they're of the opinion based on what they're seeing for new gun trends, that it could take a year or so to work some of this excess inventory down across the industry. Do you have a thought as to what that timeframe might look like?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

No, I don't. When I look at the levels of inventory at the wholesalers. I actually kind of like the level of inventory and when the consumer pull through reaches their level, I'm going to try to discourage them from going back to their old 30-plus turns. I kind of like where they're at. It's actually, if they can resist the temptation to turn all that inventory to cash now and starve off the demand. If they can resist that temptation, it'll all enure to their benefit when there's the next spike. There's going to be a next spike.

For example, in a couple of months here, people are going to start declaring that they want to run for President. That might generate a lot of interest. It sure did back in January, 2007. And it might just do it again in the first quarter of 2015. Who knows?

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay, and just looking at your distributor turns now. You've talked about 6 to 8 for several quarters. It looks like you got there at the end of the second quarter and now at the end of the third-quarter it looks like you're ahead of that. When you talk to distributors about your new product strategy and you're sitting at, call it five turns right now, how does that level -- how comfortable are they with that level as it relates to your new product strategy and trying to put new product out there?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Well, we just went to another NASGW show and not a single distributor, not one of the 15 we talked to, complained about their inventory level. In fact, there was very little discussion of their inventory levels and we focused our discussions more on generating sell through.

Operator

Colin Merrin, Aberdale

Colin Merrin - Aberdale - Analyst

Hi, Mike. Can you talk to us about the possibility that at some point gun products become mature so that new product introductions don't have the same impact five years from now that they have over the last few years, in terms of being an advantage for you.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

That's a tough one to address because I'm quite passionate about firearms and most of my friends are and if you understand our behavior, we're always just looking for an excuse to buy another gun. The best excuse is some cool new features or appearance or special edition. I think anybody who owns more than one gun, that's by and large the motivating factor.

The first time gun buyer, especially today, may be purchasing that first firearm for self-defense. And some of them will never get beyond that. They'll buy the gun with some apprehension and reluctance and they either won't shoot it at all or hope they never use it. We're not going to win them over as gun buyers.

But a certain number of them, whether it's because they know they need to practice with the gun or whatever, are going to accidentally discover that it's really a lot of fun. And the minute that happens and then they start seeing what guns their friends have, they got the bug and we got a customer for life, and new products are going to win them over.

Colin Merrin - Aberdale - Analyst

Okay, and maybe you could just reflect on the last seven or eight years. You have obviously taken a lot of share from other players in the industry. I'm interested in knowing just, not even necessarily by name, but structurally, was this small mom-and-pop manufacturers giving up share to a handful of bigger players like you, whether you taking it from other big players. What was the shape of the share shift across the industry over the last, call it, seven or eight years?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I think the taking of share might be a little bit exaggerated. Because if you look at the NICS checks back in 2006, I think there was about 8 million, and then if you look, last year there was about 15 million and even this year, year-to-date there's almost 13 million NICS checks. I think the market of consumers has grown tremendously. That's further backed up by some of that NSSF research that shows there's a lot of new people entering and that they’re generally younger and more diverse.

If we were bringing in a bunch of old white guys into the market, maybe there wouldn't be much future. There might be a few years left till they retire and it's too late. But if we're bring in a lot of young people from all kinds of different walks of life and interests and urban as well as suburban and rural, boy, that bodes awfully well for the future. I think the market's going to keep growing. And so in that kind of environment, everybody grows as fast as they can and it's kind of hard to tell who's taking share from who. There's room for a lot of people in a growing market.

Colin Merrin - Aberdale - Analyst

Okay, and you talked many times on this call and prior calls about the importance of taking care of your distributors. I am talking about both with respect to price and then also in other contexts. What are you -- especially in the context of not selling direct to retailers. What is it we should think about as shareholders? What is it we get as we were shareholders from this loyalty you show to distributors? What do they do for us in exchange for what you're doing for them?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

They do several things. They provide credit. They actually, in aggregate have a huge sales force. Hundreds of people that would be a very difficult for me to staff and manage. They allow us to focus on very narrowly on manufacturing efficiencies and new product development and not be distracted by having a huge phone staff and field staff chasing 15,000 retailers out there or huge credit staff doing all those things.

I think, frankly, in aggregate the wholesalers can provide more credit than we could ever if we were selling direct could ever provide. So I think they do a lot of good things for us in that regard.

One that's not perhaps well understood that they do for us, is they helped a lot on new product development. As part of our voice to the customer, we're out soliciting feedback from retailers and consumers and very formally, the distributors help too. They come to our product planning meetings, they see a lot of other brands going through their shop, they know what's hot and can point us in that right direction. One of the phrases I use, is that we're trying to address growth areas of the market and they're the first to tell us on what's going on in that regard.

And then one, perhaps, subtle thing that might not jump out, if we sold direct -- let's say all the manufacturers sold direct. A retailer would have to make 35 calls on Monday to restock from the weekend and they can't do that. They don't have the time to do that. Now they can place one or two calls to one or two distributors and restock all the brands they sold that weekend. And that's a big help.

My guess is that we would miss out on a lot of restocking. A guy might sell something on a weekend and it might be three weeks before he had time to call Ruger to order another one. Where now, he's got time to make one call to whoever his favorite distributor is and restock everything. I think they offer a lot of benefit and I think the two-step model generally works for us.

Colin Merrin - Aberdale - Analyst

Okay. We have been trying to understand Ruger's reluctance to go into shotguns. I mean I know I think you do have the one product, but generally, it's immaterial for you yet it seems to be quite a large market. Can you just elaborate on why that is something you have chosen not to commit product development resources to?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

No.

Colin Merrin - Aberdale - Analyst

Okay. Can you maybe help us understand the California situation? Has the new regulation there meaningfully affected your sales comparisons this year?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Yes. The California situation is fairly complicated and they have a roster of what they call not unsafe guns. And then there are even guns that today could not get on the roster but they are grandfathered. So it's kind of a complicated situation.

And then they've further exacerbated that by saying that to get on that roster of not unsafe guns, now you also have to pass a -- or meet a new requirement for micro-stamping which is an alleged technology that does not work. We cannot make it work and no one else has been ever been able to make it work. So pretty much no new handguns that need to meet that requirement are going to get on the list. California is going to atrophy and a few years go by, their going to miss out on all the exciting new products that the rest of the country can enjoy.

Further complicating that, if you think about how a manufacturing company works, it's constantly investing in process improvements, it hears feedback over the years from the many users of its product and it makes little tiny tweaks to its products to improve them and it's very -- between those two, it's very hard for any manufacturer in the world to freeze a design and all the sources of supply, whether it's material or subcontractors, components to absolutely freeze that design and exactly how it's manufactured in place and then do that year after year after year.

So, what happens is, if you really read the letter of the law and you follow it religiously and you try to meet that law and don't play any gray areas around the edges, frankly, you just drop off the list. You cannot meet those absolutely draconian and frankly, pretty ridiculous, requirements for California. So, by and large, our sales of semi-automatic handguns have been very seriously hurt. I don't know offhand the exact numbers that we used to sell out there but I would put it in probably the $10 million a year range. And I would say that's probably gone at this point. And not to come back.

Colin Merrin - Aberdale - Analyst

Okay, and it only affects the semi-automatic handguns? I mean the micro-stamping regulation?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Correct.

Colin Merrin - Aberdale - Analyst

Okay. And then you mentioned earlier this shift in mix check from $8 million to maybe we're at $13 million now. I'd just be interested to hear --

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

The $13 million now is a trailing 12 months.

Colin Merrin - Aberdale - Analyst

Right, okay.

Operator

Matt Sullivan, Fiduciary Management

Matt Sullivan - Fiduciary Management - Analyst

Hi, Mike. I'm just trying to get a better understanding here. So at the -- the problem is that it's not that the customer at the retail level is looking at a Ruger gun and then a no-name brand at half the price and choosing to buy based on price, right? It's just that the Ruger guns aren't getting into the retail stores because the distributors aren't buying them, correct?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I did not say that. By the way, the discounting is not just a few no names. The deep discounting is some of the big names. If you were to go into a big retailer, whether it's an independent or a chain and you look across the top of that glass counter, you can't even see through the counter to see the guns because there are so many rebate cards on top of it from all kinds of brands.

And consumers absolutely. They may look at a Ruger, they may look at a big brand X and they are reasonably comparable guns aimed at the same market segment and a big brand X is 40% off, even I'd buy big brand X, and so there is some of that going on. And apparently, if we're still selling through some 300,000 units in the quarter, my guess and it's only a guess, is that the actual consumer sell through was higher than that because we know that retailers are not purchasing as many as they are selling.

Then we're fairly certain that of the purchases they are making, we are not getting our fair share because they are focusing on the big discount deals. So if we're selling through 300,000 in the quarter, I suspect the actual consumer purchases of Ruger are a good bit higher than that and so in aggregate, pretty good, but they would be even higher were it not for a fixed price Ruger competing against a deeply discounted brand X. And some of those are very well known brands.

Matt Sullivan - Fiduciary Management - Analyst

Okay, I guess then my follow-up to that, would be if these big brands are able to discount their guns and take market share, which that seems to be the case, because of the adjusted mix relative to the sell through of Ruger, why wouldn't they just sit there and say, we used to get a 20% margin. Now we'll just take a 10% and we'll keep taking market share and we'll get more volume. That seems to work fine for us and the pricing dynamics of the industry breakdown. Why wouldn't they do that? I don't understand.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Well, if they were getting 20% before and now they're discounting 40%, I don't think the math works for them for very long.

Matt Sullivan - Fiduciary Management - Analyst

Is there a chance that they would just pull the discounts back but still undercut you guys on price? Because then, if you guys aren't ever going to lower your prices but they feel that they can take market share by lowering theirs, doesn't that pose a risk to you?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

That would presume that these companies have substantially lower cost of production than Ruger and boy, I highly doubt that. I think we’re ahead of a lot of them in terms of lean methodologies and Ruger remember, has always been a very value gun. It's been rugged, reliable and then in the last seven or eight years very innovative, as well.

And by the way, nothing beats a $50 rebate coupon like a brand-new exciting gun. They'll walk right past those rebate coupons to go get the cool new gun. No, I'm not worried about it long-term, and I don't think that the big competitors whose business model probably isn't substantially different from ours, who's shareholders do expect a return on their investment can permanently lower their prices 10 points below Ruger and keep it there. I would be really shocked if that was the outcome.

Matt Sullivan - Fiduciary Management - Analyst

Okay. (Multiple Speakers)

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Not a chance.

Matt Sullivan - Fiduciary Management - Analyst

Well yes, I guess the concern is just that you can probably still earn a good return on capital with a 10% margin rather than the 20% margin, and you don't need the cost structures to be weighed different if the cost structures are similar. Even if you are slightly better, they could still say, we can earn a good return at 10%. We'll just keep it there and try to take market share. That would be the concern.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I'm not concerned.

Matt Sullivan - Fiduciary Management - Analyst

Okay. One other question I had is, with respect to new products, you have done a great job over the past seven years. Obviously, you've been one of the industry leaders on new products. I'm wondering if you've picked some of the low hanging fruit there, and I'm just wondering if it's harder now to come out with that incremental significant product than two years ago or three years ago, and how that impacts your business?

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Well, the beauty of our economic system is that it's all about competition. Absolutely the competition is a lot tougher now than it was before. One of the unfortunate things about being a public company is that I have to participate in calls like this on a regular basis and repeat every single time exactly what our strategy is and our competitors, while they didn't pay any attention for the first few years, they did start listening. They did start hiring engineers. They have publicly quoted me as to what they're going to do with their own company, to put effort in R&D and come out with new products. It's a much more challenging landscape then it was a few years ago.

And, in fact, its a fantastic time for consumers. There's just this flood of wonderful new products coming from many brands out there. It's a great time to buy exciting new guns. But, at the same time we got a little bit of a head start. I’ve got more engineers than they do and I’ve got a good pipeline. So, roll up our sleeves and compete.

Matt Sullivan - Fiduciary Management - Analyst

Okay. Last question, Mike. Just touching back on that -- following up on how you treat the distributors so well and then they turn around in a time like this and it seems like they're not treating you very well. Are you going to make them pay for screwing your quarter like this? You're so concerned about taking care of them and being a great partner, but they don't seem like they're being a very great partner back to you.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

I think that the distributors probably have a little less market share now than they did before Q2. Remember, many of our competitors bypass the distributors, in addition to selling through the distributors. They sell directly to the buying groups, or they sell directly to the large national chains, and so, the distributors really have carried the inventory we've asked them to do.

They are trying to sell our product. Some of them are more effective than others and we're trying to help the ones that haven't been as effective. But by and large, I'm guessing the distributors have lost some share in this recent environment as well. Because when a big competitor goes to go 40% off, they are not necessarily doing that through the distributor, they may be doing that direct and going right around the distributor. I think the distributors are still great partners. We're glad to have them.

Operator

At this time, I will now turn the call over to Michael Fifer for closing remarks.

Michael Fifer - Sturm Ruger & Co Inc - President & CEO

Thank you all for participating in the call and hopefully when we do this in a few months, we'll be reporting much better news.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect and have a great day.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2014 Thomson Reuters. All Rights Reserved.